Exhibit 5
                                        April 10, 1996


Board of Directors
Pioneer Financial Services, Inc.
1750 East Golf Road
Schaumburg, Illinois  60173

     RE: 2,000,000 Shares of Common Stock (par value $1.00) (including the associated Rights to Acquire Series A Junior Preferred Stock), issuable pursuant to Pioneer Financial Services, Inc.'s (a) 1994 Omnibus Stock Incentive Program, (b) Employee Stock Purchase Plan, and
          (c) Career Agent Stock Purchase Plan (collectively, the "Plans")

Gentlemen:

     I am Assistant General Counsel of Pioneer Financial Services, Inc. (the "Company") and have participated in the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company's Common Stock, $1.00 par value (the "Common Stock"), which may be issued pursuant to the Plans and 2,000,000 Rights to Acquire Series A Junior Preferred Stock which currently are attached to, and trade with, the Common Stock.

     I have examined or considered:

          1.  A copy of the Company's Certificate of Incorporation.

          2.  The By-Laws of the Company.

          3. Telephonic confirmation of the Secretary of State of Delaware, as of a recent date, as to the good standing of the Company in that state.

          4. A copy of resolutions duly adopted by the Board of Directors of the Company relating to the Plans.


          5.  A copy of the Plans.

     In addition to the examination outlined above, I have conferred with various officers of the Company and have ascertained or verified, to my satisfaction, such additional facts as I deemed necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, I am of the opinion that:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) All legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock under the Plans have been duly taken, and the related Common Stock, upon acquisition pursuant to the terms of the Plans, and the associated Rights to Acquire Series A Junior Preferred Stock, will be duly authorized, legally and validly issued, fully paid and nonassessable.

     I hereby consent to all references to my name in the Registration Statement and to the filing of this opinion by the company as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ A. Clark Waid, III

                                        A. Clark Waid, III
                                        Assistant General Counsel